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                                             EXHIBIT 12
                                       THE GILLETTE COMPANY
                                  RATIO OF EARNINGS TO FIXED CHARGES
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                                         Three Months
                                            Ended
(Millions)                                March 31,
                                             2002        2001     2000     1999     1998     1997
                                         ------------    ----     ----     ----     ----     ----

Earnings:
  Income from continuing operations
    before income taxes                   $  323        1,342    1,288    1,912    1,656    2,065
  Interest expense                            20          145      223      136       94       78
  Interest portion of rental expense          10           31       25       20       17       16
  Amortization or capitalized interest         3            9        6        5        4        3
                                          ------        -----    -----    -----    -----    -----
  Earnings available for fixed charges    $  356        1,527    1,542    2,073    1,771    2,162
                                          ======        =====    =====    =====    =====    =====

Fixed Charges:
  Interest expense                        $   20          145      223      136       94       78
  Interest capitalized                         1           11       23       13       18       10
  Interest portion of rental expense          10           31       25       20       17       16
                                          ------        -----    -----    -----    -----    -----
  Total fixed charges                     $   31          187      271      169      129      104
                                          ======        =====    =====    =====    =====    =====


Ratio of Earnings to Fixed Charges          11.5          8.2      5.7     12.3     13.7     20.8
                                          ======        =====    =====    =====    =====    =====
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